August 2012 Pricing Sheet dated August 24, 2012 relating to Preliminary Pricing Supplement No. 290 dated August 9, 2012 to Registration Statement No. 333-178081 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Outperformance PLUS due February 28, 2014
Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index

PRICING TERMS – AUGUST 24, 2012
Issuer:	Morgan Stanley
Aggregate principal amount	$3,933,000
Original issue price:	$10 per Outperformance PLUS
Stated principal amount:	$10 per Outperformance PLUS
Pricing date:	August 24, 2012
Issue date:	August 29, 2012 (3 business days after the pricing date)
Maturity date:	February 28, 2014, subject to postponement for market disruption events
OEX Index:	S&P 100® Index
RTY Index:	Russell 2000® Index
Payment at maturity:
▪      If the OEX Index outperforms the RTY Index:
the product of (i) $10 times (ii) 1 plus (a) the outperformance return times (b) the participation rate, subject to the maximum payment at maturity; or
▪      If the OEX Index underperforms the RTY Index:
an amount less than the stated principal amount and equal to the product of (i) $10 times (ii) 1 plus the outperformance return.  This amount will be less than the $10 stated principal amount of Outperformance PLUS and could be zero.

Maximum payment at maturity:	$11.10 (111% of the stated principal amount)
Participation rate:	300%
Outperformance return:
The OEX Index return less the RTY Index return
▪      If the OEX Index outperforms the RTY Index, the outperformance return will be positive
▪      If the OEX Index underperforms the RTY Index, the outperformance return will be negative

OEX Index return:	OEX Index final value – OEX Index initial value
OEX Index initial value
RTY Index return:	RTY Index final value – RTY Index initial value
RTY Index initial value
OEX Index initial value:	649.04, which is the closing value of the OEX Index on the pricing date.
OEX Index final value:	The closing value of the OEX Index on the valuation date.
RTY Index initial value:	809.19, which is the closing value of the RTY Index on the pricing date.
RTY Index final value:	The closing value of the RTY Index on the valuation date.
Valuation date:	February 25, 2014, subject to postponement for non-index business days and certain market disruption events
CUSIP / ISIN:	61755S545 / US61755S5459
Listing:	The Outperformance PLUS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Description of Outperformance PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to company
Per Outperformance PLUS	$10.00	$0.20	$9.80
Total	$3,933,000	$78,660	$3,854,340
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.20 for each Outperformance PLUS they sell.  For additional information, see  “Description of Outperformance PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

“Standard & Poor’s®,” “S&P®” and “S&P 100®” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by Morgan Stanley.  The Outperfromance PLUS are not sponsored, endorsed, sold or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the Outperformance PLUS.
The “Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Morgan Stanley.  The Outperformance PLUS are not sponsored, endorsed, sold or promoted by Russell Investments, and Russell Investments makes no representation regarding the advisability of investing in the Outperformance PLUS.
You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.
Preliminary Pricing Supplement No. 290 dated August 10, 2012
Prospectus Supplement dated November 21, 2011
Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011
The Outperformance PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.